UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2012

BankAtlantic Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-13133	65-0507804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road Ft. Lauderdale, Florida	33309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 6, 2012, BankAtlantic Bancorp, Inc. (the “Company”) received a notice of default from Wells Fargo Bank, N.A. (“Wells Fargo”), in its capacity as Trustee under the indentures and declarations of trust relating to trust preferred securities of BBC Capital Trust IX and BBC Capital Trust XII. The notice of default relates specifically to (i) the Indenture related to the trust preferred securities of BBC Capital Trust IX, under which the Company issued its Floating Rate Junior Subordinated Debt Securities Due 2033 ($11.4 million principal amount plus accrued interest outstanding at September 30, 2011), and (ii) the Indenture related to the trust preferred securities of BBC Capital Trust XII, under which the Company issued its Junior Subordinated Debt Securities Due 2033 ($17.0 million principal amount plus accrued interest outstanding at September 30, 2011). The notice of default alleges that the previously announced proposed transaction with BB&T Corporation (“BB&T”) involving the sale of the stock of BankAtlantic contemplated by the Stock Purchase Agreement, dated as of November 1, 2011, between the Company and BB&T (the “Stock Purchase Agreement”) violates certain covenants contained in the indentures which relate to transactions involving the sale or conveyance of the Company’s property as an entirety or substantially as an entirety to any other person.

Item 8.01	Other Events.

As previously disclosed, during November 2011, putative holders of direct or indirect interests in trust preferred securities issued by four trusts (collectively, the “Defendant Trusts”) sponsored by the Company, including BBC Capital Trust IX and BBC Capital Trust XII, sued the Company, the Defendant Trusts and BB&T in the Court of Chancery of the State of Delaware alleging that the proposed sale of BankAtlantic to BB&T contemplated by the Stock Purchase Agreement violates provisions contained in the indentures entered into between each of the Defendant Trusts and the Company in connection with the issuance of the trust preferred securities. The lawsuit seeks, among other things, to enjoin the proposed sale of BankAtlantic to BB&T pursuant to the Stock Purchase Agreement. Additionally, on December 27, 2011, Wilmington Trust Company, in its capacity as trustee under various indentures, declarations of trust and guarantee agreements relating to trust preferred securities issued by BBC Capital Trust II, BBC Capital Trust XI and BBX Capital Trust 2007 II(A) (collectively, the “Wilmington Trusts”) filed a declaratory judgment action against the Company in the Delaware Chancery Court seeking a declaration that the proposed transaction with BB&T violates provisions contained in the indentures relating to the trust preferred securities issued by the Wilmington Trusts. As previously disclosed by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2011, the Company received notices of default from Wilmington Trust Company under the indentures relating to trust preferred securities issued by the Wilmington Trusts based generally on the same allegations contained in its Complaint. The allegations in the Complaint filed by Wilmington Trust Company are also similar to those contained in the November 2011 Complaint, and relate primarily to the same covenants alleged to have been breached in the notice of default delivered by Wells Fargo on January 6, 2012. On January 3, 2012, the Vice Chancellor of the Delaware Chancery Court denied the Company’s Motion to Dismiss the November 2011 Complaint.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2012	BANKATLANTIC BANCORP, INC.

	By:	/S/ VALERIE C. TOALSON
Valerie C. Toalson
Executive Vice President - Chief Financial Officer

4